Immune Therapeutics, Inc. Files New Drug Application for Lodonol™ in Kenya to Target HIV Epidemic Press Release | 04/26/2018

ORLANDO, Fla., April 26, 2018 (GLOBE NEWSWIRE) -- via OTC PR WIRE-- Immune Therapeutics, Inc. (OTCQB:IMUN) (“Immune” “IMUN” or the “Company”), a clinical late stage biopharmaceutical company focused on the development of therapies for the treatment of autoimmune diseases, inflammatory diseases, cancer and HIV/AIDS, is pleased to announce that the Kenya Pharmacy and Poison Board filed IMUN’s New Drug Application (NDA) for Lodonal™, its lead drug candidate, thereby accepting the NDA for a full review.

1.6 million people are living with HIV in Kenya

Kenya is experiencing an HIV epidemic and currently has a reported 1.6 million people affected by HIV, many of which face high levels of discrimination.

“This is a very serious issue in Kenya and other parts of East Africa,” states CEO Noreen Griffin. “Everyone deserves access to compassionate and effective care and Immune Therapeutics is confident that once approved, our non-toxic immunotherapy Lodonal™ can have significant impact on the people and communities affected by the HIV epidemic.

Immune Therapeutics filed the application using the International Counsel for Harmonization Guidelines which was accomplished by incorporating the data complied in the white paper that was completed earlier this year. The ICH application is important as over 80 countries are participants in the ICH system.

“I am pleased to note that the acceptance of filing of our NDA for Lodonal™ represents a key achievement toward commercialization and impactful distribution of our lead drug candidate. We intend to work closely with Pharmacy and Poison Board as it reviews the NDA,” states Griffin.

Immune Therapeutics has been issued a confirmation number from the Pharmacy and Poison Board, so we can track our progress: GMP APP No.1272, site inspection and Product APP. No. 14514 and CTD 7365 for the following indication adjunct to the treatment of HIV and immune dysfunction.

“We look forward to Pharmacy and poison Board rendering a decision on approval for marketing of Lodonal during Q3 and Q4 2018.”

ABOUT IMMUNE THERAPEUTICS, INC.

Immune Therapeutics Inc. is a late stage clinical stage biopharmaceutical company focused on the development and commercialization of our highly innovative immunotherapies. IMUN is a biotechnology company developing T-Activation immunotherapies to achieve immunomodulation in patients with autoimmune and inflammatory disease and cancer and infectious

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

CONTACT:

888-613-8802
http://www.immunetherapeutics.com/

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